Exhibit 99.1

news release

NYSE: TC
TSX: TCM, TCM.WT
August 8, 2011	TSX-V:TRX.WT

THOMPSON CREEK ANNOUNCES 2011 SECOND QUARTER REVENUE UP 28.6% TO $190.9 MILLION AND CASH FLOW FROM OPERATIONS UP 30% TO $53.6 MILLION

Denver, Colorado — Thompson Creek Metals Company Inc. (“Company” or “Thompson Creek”), a growing, diversified North American mining company, today announced financial results for the three and six months ended June 30, 2011, prepared in accordance with United States generally accepted accounting principles (“US GAAP”). All dollar amounts are in United States (“US”) dollars unless otherwise indicated.

Financial Highlights:

•                        Revenue for the second quarter of 2011 was $190.9 million, up 28.6% from $148.4 million in the second quarter of 2010.  Revenue for the first six months of 2011 was $397.6 million, up 44% from $276.2 million for the same period in 2010.  Sales volumes for the second quarter of 2011 were 10.8 million pounds, up 25% from 8.6 million pounds in the second quarter of 2010.  Sales volumes for the first six months of 2011 were 22.4 million pounds, up 30.4% from 17.2 million pounds for the same period in 2010.

•                        Net Income for the second quarter of 2011 was $116.8 million, or $0.70 per basic and $0.68 per diluted share, down 7.7% from $126.5 million, or $0.90 per basic and $0.87 per diluted share for the second quarter of 2010.  Net income for the second quarter of 2011 included a non-cash unrealized gain on common share purchase warrants of $60.4 million, or $0.36 per basic share and $0.35 per diluted share.  Net income for the second quarter of 2010 included a non-cash unrealized gain on common share purchase warrants of $74.8 million, or $0.54 per basic and $0.51 per diluted share.

Net income for the first six months of 2011 was $245.7 million, or $1.48 per basic and $1.41 per diluted share, up 92.6% from $127.6 million, or $0.91 per basic and $0.86 per diluted share for the same period in 2010.  Net income for the first six months of 2011 included a non-cash unrealized gain on common share purchase warrants of $126.4 million, or $0.76 per basic and $0.72 per diluted share.  Net income for the first six months of 2010 included a non-cash unrealized gain on common share purchase warrants of $50.3 million, or $0.36 per basic and $0.34 per diluted share.

•                        Non-GAAP Adjusted Net Income for the second quarter of 2011 (excluding the non-cash unrealized gain on the warrants) was $56.4 million, or $0.34 per basic and $0.33 per diluted share, up 9.1% from $51.7 million, or $0.37 per basic and $0.36 per diluted share for the second quarter of 2010.

Non-GAAP adjusted net income for the first six months of 2011 (excluding the non-cash unrealized gain on the warrants) was $119.3 million, or $0.72 per basic and $0.68 per diluted share, up 54.3% from $77.3 million, or $0.55 per basic and $0.52 per diluted share for the same period in 2010.

The Company’s net income continues to be affected by the previously disclosed requirements under US GAAP to account for the Company’s outstanding common stock warrants as a derivative liability, with changes in the fair market value recorded in net income.

•                        Molybdenum Production for the second quarter of 2011 was 10.0 million pounds, up 42.3% from 7.0 million pounds in the second quarter of 2010.  Molybdenum produced for the first six months of 2011 was 20.3 million pounds, up 32.9% from 15.3 million pounds for the same period in 2010.

•                        Non-GAAP Average Cash Cost Per Pound Produced for the second quarter of 2011 was $5.74 per pound, down 18.7% from $7.06 per pound for the second quarter of 2010.  Non-GAAP average cash cost per pound produced for the first six months of 2011 was $5.54 per pound, down 10% from to $6.14 per pound for the same period of 2010.

•                        Cash Flow From Operations for the second quarter of 2011 was $53.6 million, up 30% from $41.2 million in the second quarter of 2010.  Cash flow from operations for the first six months of 2011 was $130.2 million, up 94.9% from $66.8 for the same period in 2010.

•                        Capital Costs incurred for the first six months of 2011 were $294.5 million, comprised of $153.7 million for the development of Mt. Milligan, $113.5 million for the mill expansion project at the Endako mine (75% share) and $27.3 million for the mines, the Langeloth facility and corporate.  The capital costs for the first six months of 2011 included amounts accrued of $43.4 million and capitalized interest of $3.0 million at June 30, 2011; therefore, cash used for capital expenditures for the six months was $248.1 million.

•                        Total Cash and Cash Equivalents as of June 30, 2011 were $560.4 million, compared to $316.0 million as of December 31, 2010.  Total debt as of June 30, 2011 was $369.2 million, compared to $22.0 million as of December 31, 2010.

“Thompson Creek achieved excellent financial performance for the second quarter and first half of the year, with significant increases in revenue, cash flow from operations and adjusted net income,” said Kevin Loughrey, Chairman and Chief Executive Officer of Thompson Creek.  “For the first half of 2011, the Company produced 20.3 million pounds of molybdenum and sold 19.0 million pounds of molybdenum from its mines for an average realized molybdenum sales price of $17.33, up 10.5% from $15.68 in the first half of 2010. While we expect our production to be lower and our cash costs to be higher in the second half of the year, the Company is on track to achieve its previously announced production and cash cost guidance for the year,” added Mr. Loughrey.

The Company also announced that the capital expenditures for the mill expansion project at the Endako mine may be approximately 15% higher than the previously announced revised estimate of C$550 million (100%) and the start-up of the new mill to be in the first quarter of 2012.  “We look forward to the near-term completion of the Endako state-of-the-art mill facility and are confident that our liquidity and capital resources are sufficient to complete this project, as well as the Mt. Milligan copper-gold project,” added Mr. Loughrey.

Selected Consolidated Financial and Operational Information

(US$ in millions except per share and per	Three Months Ended June 30,		Six Months Ended June 30,
pound amounts)	2011	2010	2011	2010
	(unaudited)
Financial
Revenues
Molybdenum sales	$186.2	$145.5	$388.6	$269.5
Tolling, calcining and other	4.7	2.9	9.0	6.7
	190.9	148.4	397.6	276.2
Costs and expenses
Operating expenses	91.7	73.8	189.7	150.1
Depreciation, depletion and amortization	17.6	11.9	36.0	22.9
Total costs of sales	109.3	85.7	225.7	173.0
Selling and marketing	2.5	1.8	4.9	3.3
Accretion expense	0.4	0.4	0.9	0.8
General and administrative	6.4	7.3	14.3	13.1
Acquisition costs	—	1.1	—	1.1
Exploration	3.2	1.8	6.8	3.5
Total costs and expenses	121.8	98.1	252.6	194.8
Operating income	69.1	50.3	145.0	81.4
Other (income) and expenses	(62.3)	(77.3)	(127.3)	(52.2)
Income before income and mining taxes	131.4	127.6	272.3	133.6
Income and mining taxes	14.6	1.1	26.6	6.0
Net income	$116.8	$126.5	$245.7	$127.6
Net income per share
Basic	$0.70	$0.90	$1.48	$0.91
Diluted	$0.68	$0.87	$1.41	$0.86
Cash generated by operating activities	$53.6	$41.2	$130.2	$66.8
Adjusted non-GAAP Measures: (1)
Adjusted net income (1)	$56.4	$51.7	$119.3	$77.3
Adjusted net income per share - basic (1)	$0.34	$0.37	$0.72	$0.55
Adjusted net income per share - diluted (1)	$0.33	$0.36	$0.68	$0.52
Operational Statistics
Mined molybdenum production (000’s lb) (2)	10,010	7,034	20,339	15,303
Cash cost ($/lb produced) (3)	$5.74	$7.06	$5.54	$6.14
Molybdenum sold (000’s lb):
Thompson Creek and Endako Mine product	8,952	7,013	19,012	13,748
Purchased and processed product	1,824	1,626	3,404	3,446
	10,776	8,639	22,416	17,194
Average realized sales price ($/lb) (1)	$17.28	$16.84	$17.33	$15.68

(1)   See “Non-GAAP Financial Measures” for the definition and reconciliation of these non-GAAP measures.

(2)  Mined production pounds reflected are molybdenum oxide and high performance molybdenum disulfide (“HPM”) from our share of production from the mines; excludes molybdenum processed from purchased product.

(3)  Weighted-average of Thompson Creek mine and Endako mine (75% share) cash costs (mining, milling, mine site administration, roasting and packaging) for molybdenum oxide and HPM produced in the period, including all stripping costs. Cash cost excludes: the effect of purchase price adjustments, the effects of changes in inventory, corporate allocations, stock-based compensation, other non-cash employee benefits and depreciation, depletion, amortization and accretion. The cash cost for the Thompson Creek mine, which only produces molybdenum sulfide on site, includes an estimated molybdenum loss, an allocation of roasting and packaging costs from the Langeloth facility, and transportation costs. See “Non-GAAP Financial Measures” for additional information.

Summary of Quarterly Results

(US$ in millions except per share and per pound amounts — unaudited)

	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
	2011	2011	2010	2010	2010	2010	2009	2009
Financial
Revenues	$190.9	$206.7	$156.8	$161.8	$148.4	$127.8	$106.2	$114.4
Operating income (loss)	$69.1	$75.9	$47.4	$45.6	$50.3	$31.1	$15.8	$32.4
Net income (loss)	$116.8	$128.9	$(45.0)	$31.1	$126.5	$1.1	$26.0	$(1.4)
Income (loss) per share:
- basic	$0.70	$0.78	$(0.28)	$0.22	$0.90	$0.01	$0.19	$(0.01)
- diluted	$0.68	$0.73	$(0.28)	$0.22	$0.87	$0.01	$0.18	$(0.01)

Cash generated by operating activities	$53.6	$76.6	$31.6	$59.0	$41.2	$25.6	$38.2	$24.2

Adjusted non-GAAP Measures: (1)
Adjusted net income (loss) (1)	$56.4	$62.9	$34.4	$51.6	$51.7	$25.6	$20.4	$14.3
Adjusted net income (loss) per share: (1)
- basic (1)	$0.34	$0.38	$0.22	$0.37	$0.37	$0.18	$0.15	$0.11
- diluted (1)	$0.33	$0.36	$0.20	$0.36	$0.36	$0.17	$0.14	$0.11

Operational Statistics
Mined molybdenum production (000’s lb)	10,010	10,329	9,316	7,958	7,034	8,269	6,268	6,221
Cash cost ($/lb produced) (1)	$5.74	$5.37	$5.81	$6.24	$7.06	$5.36	$6.61	$5.67
Molybdenum sold (000’s lb):
Thompson Creek and Endako Mine product	8,952	10,060	7,574	7,750	7,013	6,735	6,889	7,445
Purchased and processed product	1,824	1,580	1,896	2,513	1,626	1,820	1,464	1,324
	10,776	11,640	9,470	10,263	8,639	8,555	8,353	8,769

Average realized sales price ($/lb) (1)	$17.28	$17.39	$16.05	$15.30	$16.84	$14.50	$12.37	$12.75

(1) See “Non-GAAP Financial Measures” for the definition and reconciliation of these non-GAAP measures.

Capital Projects Update

Endako Mill Expansion

Due to delays in material deliveries, delays in final project engineering and weather related issues, Thompson Creek is currently reviewing the details of the remaining costs to complete the mill expansion at the Endako mine.  Subject to the final review, Thompson Creek currently believes that the total capital costs for the Endako mill expansion project may be approximately 15% higher than the previously announced revised estimate of C$550 million (100% basis), primarily due to increased labor hours and related costs resulting from such delays and weather issues.  Additionally, given such delays, start-up of the new mill is now expected to occur in the first quarter of 2012.  The existing mill at Endako is expected to continue to be fully operational until the start-up of the new mill.  Since inception of the project through June 30, 2011, approximately C$454.3 million has been spent (approximately C$340.7 million for Thompson Creek’s 75% share).  Thompson Creek’s joint venture partner in the Endako mine approved the initial budget of C$498 million, and Thompson Creek is in discussions with such joint venture partner regarding the portion of the previously announced revised estimate of C$550 million that will be borne by such joint venture partner.  Thompson Creek has not submitted to such joint venture partner any projected increases beyond such amount.

Project engineering and design are nearly complete, procurement is substantially complete, and most of the major mill components are in place.  The new mill facility is on schedule for completion in the first quarter of 2012.

Upon completion of the mill expansion project, the Company expects throughput to increase from 31,000 to 55,000 tons per day, recovery to increase from 75 to 80%, and total annual production to increase from approximately 11 to 16 million pounds per year (the Company’s 75% share will increase from 6 - 8 to 11 - 12 million pounds per year).

Mt. Milligan Copper-Gold Mine

Thompson Creek initiated construction and development activities at the Mt. Milligan site in November 2010.  The development of the mine and the construction of the processing plant are proceeding in accordance with the planned schedule.  There are approximately 400 construction personnel currently on site and the Company expects that number to increase as construction activities accelerate.

The Company’s current capital expenditure estimate to construct and develop the Mt. Milligan mine is C$1.265 billion, of which approximately $207.7 million has been spent since inception of the project through June 30, 2011 and an additional $466 million has been committed since inception of the project.

Project engineering, design and procurement are more than half complete, construction of the camp is complete and available to house 660 contract workers, purchase orders have been placed for the entire mining fleet, and the key dam structure for water retention is in place.   The current status of the Mt. Milligan project is consistent with the Company’s original construction and development timeline and is on schedule for completion in the fourth quarter of 2013.

Thompson Creek intends to fund the remaining Endako mill expansion costs and the Mt. Milligan development costs from a combination of cash on hand, cash from operations, funds from various financing facilities, the remaining proceeds from the gold stream transaction with Royal Gold, and any additional funds from the exercise of Thompson Creek warrants that expire in October 2011.

Updated 2011 Guidance

As planned, due to pit sequencing, higher stripping, and significantly lower-grade production, the Company expects that the Thompson Creek mine will have lower production and higher cash cost per pound produced in the second half of 2011 compared to the first half of 2011.  However, the full year 2011 production and cash costs for the Thompson Creek mine remain essentially in line with previously announced guidance.

The Company expects that the Endako mine will have higher production and lower cash cost per pound produced in the second half of 2011 compared to the first half of 2011.  Full year 2011 production and cash costs for the Endako mine remain in line with previously announced guidance.

Production and Cash Costs

•                  Thompson Creek Mine - estimated 2011 production is expected to be 22 - 24 million pounds of molybdenum (unchanged from previous guidance) and estimated cash costs are expected to be $5.50 - $6.50 per pound (changed from previous guidance of $6 - $7 per pound).

	Production (millions pounds)	Average Cash Costs/lb
First Half 2011 Actual	17.0	$4.24
Second Half 2011 Forecast	5 - 7	$10 - $12
2011 Annual Guidance	22 – 24	$5.50 - $6.50*

*Weighted average cash cost per/lb

•                  Endako Mine — estimated production (Thompson Creek’s 75%) is expected to be 6 - 8 million pounds of molybdenum (unchanged from previous guidance) and estimated cash costs are expected to be $10 - $12 per pound, assuming a US to Canadian foreign exchange rate of US$1.00 - C$1.00 for the last six months of the year (unchanged from previous guidance).

	Production (millions pounds)	Average Cash Costs/lb
First Half 2011 Actual	3.3	$12.17
Second Half 2011 Forecast	3 - 5	$9 - $11
2011 Annual Guidance	6 - 8	$10 - $12*

*Weighted average cash cost per/lb

•                  Total 2011 production is expected to be 28 - 32 million pounds of molybdenum and 2011 average cash costs are expected to be $7 - $8 per pound (unchanged from previous guidance).

Molybdenum Sales

•                  Total 2011 molybdenum sales from mined production are expected to be 31 - 34 million pounds (changed from previous guidance of 30 - 34 million pounds).

Capital Expenditures

•                  Operations — estimated capital expenditures for the mines, Langeloth facility and corporate are expected to be $62 million (unchanged from previous guidance).

•                  Endako Expansion Project — due to the delays described above, estimated capital expenditures for Thompson Creek’s share of the mill expansion project at the Endako mine are expected to be approximately $240 - $260 million (changed from previous guidance of $181 million).

•                  Mt. Milligan copper-gold mine — estimated capital expenditures for the Mt. Milligan development project are expected to be $437 million (unchanged from previous guidance).

Exploration Expenditures

•                  Thompson Creek and Endako mines — estimated exploration expenditures are expected to be $6 - $8 million (unchanged from previous guidance).

•                  Berg — estimated exploration expenditures are expected to be $8 - $9 million (unchanged from previous guidance).  An advanced scoping study was initiated in July of 2011.

•                  Mount Emmons — estimated exploration expenditures are expected to be $2 - $3 million (changed from previous guidance of $4 - $5 million).  Estimate includes expenditures prior to the termination of the Option Agreement with U.S. Energy Corp.

•                  Other — estimated exploration expenditures are expected to be approximately $2 million (unchanged from previous guidance).

•                  Total 2011 exploration expenditures are expected to be $18 - $22 million (changed from previous guidance of $20 - $24 million).

Reaffirmation of 2012 Guidance

The Company is currently preparing revised National Instrument 43-101 reports for the  Endako mine and the Mt. Milligan development project which are expected to be filed in the third quarter of 2011.  The Company expects to prepare a revised 43-101 report for the Thompson Creek mine in late 2011 or early 2012 and file such report in the second quarter of 2012.  Preliminary estimates for 2012 indicate estimated molybdenum production of 26 to 28 million pounds, with the Thompson Creek mine at 15 to 16 million pounds and the 75% share of the Endako mine at 11 to 12 million pounds.  The 2012 estimated average cash cost per pound produced is $7.75 to $9.00 per pound, with the Thompson Creek mine at approximately $8.50 to $9.50 per pound and the Endako mine at $7 to $8 per pound (assuming a US to Canadian dollar exchange rate of US$1.00 = C$1.06).

Non-GAAP Financial Measures

In addition to the consolidated financial statements presented in accordance with US GAAP, the Company uses the following non-GAAP financial measures of its financial performance in this press release:  adjusted net income, adjusted net income per share (basic and diluted), cash cost per pound produced, weighted average cash cost per pound produced, and average realized sales price per pound sold.  These are considered key measures by management in evaluating the Company’s performance.  These measures do not have standard meanings prescribed by US GAAP and may not be comparable to similar measures presented by other companies.  The Company believes these measures provide useful supplemental information to investors in order for them to evaluate the Company’s financial performance using the same measures as management.  The Company believes that the use of these measures affords investors greater transparency in assessing the Company’s financial performance.  Non-GAAP financial measures should not be considered in isolation from, as a substitute for, or superior to, measures of financial performance prepared in accordance with US GAAP.  The presentation of these measures may be different from non-GAAP financial measures used by other companies.  In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the results of operations as determined in accordance with US GAAP.

Adjusted Net Income, Adjusted Net Income Per Share — Basic and Diluted

Adjusted net income represents the net income prepared in accordance with US GAAP, adjusted for significant non-cash items.  For the second quarter and first six months of 2011 and 2010, the significant non-cash items were the non-cash gains and losses on the fair value adjustment related to the Company’s outstanding common stock purchase warrants.

On January 1, 2009, Thompson Creek was required to adopt the guidance issued by the Emerging Issues Task Force that common stock purchase warrants, with a strike price denominated in a currency other than the entity’s reporting currency, are not considered linked to equity and, therefore, are to be accounted for as derivatives.  The Company has outstanding common stock purchase warrants denominated in Canadian dollars.  Changes to the fair value of the outstanding warrants are recorded to the statements of operations at each quarter end.  Since a cash payment will never be required at the settlement of the Warrants, management does not consider gains or losses on the warrants in its evaluation of the Company’s financial performance.

Adjusted net income per share (basic and diluted) is calculated using adjusted earnings, as defined above, divided by the weighted average basic and weighted average diluted shares outstanding during the period, as determined in accordance with US GAAP.

The following tables reconcile net income presented in accordance with US GAAP to the non-GAAP financial measures of adjusted net income and adjusted net income per share (basic and diluted), for the three months and six months ended June 30, 2011 and June 30, 2010:

For the Three Months Ended June 30, 2011 (unaudited — US$ in millions except shares and per share amounts)

		Weighted Average Basic Shares		Weighted Average Diluted Shares
	Net Income	Shares (000’s)	$/share	Shares (000’s)	$/share

US GAAP measures	$116.8	167,251	$0.70	172,321	$0.68
Add (Deduct):
Unrealized (gain) on common stock warrants	(60.4)	167,251	(0.36)	172,321	(0.35)
Non-GAAP measures	$56.4	167,251	$0.34	172,321	$0.33

For the Three Months Ended June 30, 2010 (unaudited — US$ in millions except shares and per share amounts)

		Weighted Average Basic Shares		Weighted Average Diluted Shares
	Net Income	Shares (000’s)	$/share	Shares (000’s)	$/share

US GAAP measures	$126.5	139,791	$0.90	145,440	$0.87
Add (Deduct):
Unrealized (gain) on common stock warrants	(74.8)	139,791	(0.54)	145,440	(0.51)
Non-GAAP measures	$51.7	139,791	$0.37	145,440	$0.36

For the Six Months Ended June 30, 2011 (unaudited — US$ in millions except shares and per share amounts)

		Weighted Average Basic Shares		Weighted Average Diluted Shares
	Net Income	Shares (000’s)	$/share	Shares (000’s)	$/share

US GAAP measures	$245.7	166,413	$1.48	174,701	$1.41
Add (Deduct):
Unrealized (gain) on common stock warrants	(126.4)	166,413	(0.76)	174,701	(0.72)
Non-GAAP measures	$119.3	166,413	$0.72	174,701	$0.68

For the Six Months Ended June 30, 2010 (unaudited — US$ in millions except shares and per share amounts)

		Weighted Average Basic Shares		Weighted Average Diluted Shares
	Net Income	Shares (000’s)	$/share	Shares (000’s)	$/share

US GAAP measures	$127.6	139,711	$0.91	147,600	$0.86
Add (Deduct):
Unrealized (gain) on common stock warrants	(50.3)	139,711	(0.36)	147,600	(0.34)
Non-GAAP measures	$77.3	139,711	$0.55	147,600	$0.52

Cash Cost per Pound Produced, Weighted Average Cash Cost per Pound Produced, and Average Realized Sales Price per Pound Sold

Cash cost per pound produced represents the mining (including all stripping costs), milling, mine site administration, roasting and packaging costs for molybdenum oxide and HPM produced at each mine in the period.  Stripping costs represent the costs associated with the activity of removing overburden and other mine waste materials in the production phase of a mining operation.  Stripping costs that provide access to mineral reserves that will be produced in future periods are expensed under US GAAP as incurred.  Cash cost per pound produced excludes the effects of purchase price adjustments, the effects of changes in inventory, stock-based compensation, other non-cash employee benefits and depreciation, depletion, amortization and accretion.  Cash cost for the Thompson Creek mine, which only produces molybdenum sulfide and HPM on site, includes an estimated molybdenum loss (sulfide to oxide), an allocation of roasting and packaging costs from the Langeloth facility, and transportation costs from the Thompson Creek mine to the Langeloth facility. The weighted average cash cost per pound produced represents the cumulative total of the cash costs for the Thompson Creek mine and the Endako mine divided by the cumulative total production from the Thompson Creek mine and the Endako mine.

The average realized sales price per pound sold represents molybdenum sales revenue divided by the pounds sold.

The following table provides a reconciliation of cash costs and cash cost per pound produced, by mine, and operating expenses included in our consolidated statements of income in the determination of net income (loss):

(US$ in millions except per pound amounts — Unaudited)

	Three months ended June 30, 2011			Three months ended June 30, 2010
	Operating Expenses (in millions)	Pounds Produced (1) (000’s lbs)	$/lb	Operating Expenses (in millions)	Pounds Produced (1) (000’s lbs)	$/lb
Thompson Creek Mine
Cash costs — Non-GAAP (2)	$36.2	8,322	$4.35	$32.4	5,137	$6.31
Add/(Deduct):
Stock-based compensation	0.2			0.1
Inventory and other adjustments	1.3			(3.5)
GAAP operating expenses	$37.7			$29.0
Endako Mine
Cash costs — Non-GAAP (2)	$21.3	1,688	$12.59	$17.1	1,897	$9.00
Add/(Deduct):
Stock-based compensation	0.2			0.2
Inventory and other adjustments	(1.0)			(2.0)
GAAP operating expenses	$20.5			$15.3

Other operations GAAP operating expenses (3)	$33.5			$29.5
GAAP consolidated operating expenses	$91.7			$73.8
Weighted-average cash cost — Non-GAAP	$57.5	10,010	$5.74	$49.5	7,034	$7.06

(US$ in millions except per pound amounts — Unaudited)

	Six months ended June 30, 2011			Six months ended June 30, 2010
	Operating Expenses (in millions)	Pounds Produced (1) (000’s lbs)	$/lb	Operating Expenses (in millions)	Pounds Produced (1) (000’s lbs)	$/lb
Thompson Creek Mine
Cash costs — Non-GAAP (2)	$72.0	17,006	$4.24	$62.3	11,435	$5.45
Add/(Deduct):
Stock-based compensation	0.5			1.0
Inventory and other adjustments	9.2			(2.3)
GAAP operating expenses	$81.7			$61.0
Endako Mine
Cash costs — Non-GAAP (2)	$40.6	3,333	$12.17	$31.4	3,868	$8.11
Add/(Deduct):
Stock-based compensation	0.4			0,8
Inventory and other adjustments	5.4			(3.0)
GAAP operating expenses	$46.4			$29.2

Other operations GAAP operating expenses (3)	$61.6			$59.9
GAAP consolidated operating expenses	$189.7			$150.1
Weighted-average cash cost — Non-GAAP	$112.6	20,339	$5.54	$93.7	15,303	$6.14

(1)  Mined production pounds are molybdenum oxide and HPM from the Company’s share of the production from the mines; excludes molybdenum processed from purchased product.

(2)  Cash costs represent the mining (including all stripping costs), milling, mine site administration, roasting and packaging costs for molybdenum oxide and HPM produced in the period.  Cash cost excludes: the effect of purchase price adjustments, the effects of changes in inventory, stock-based compensation, other non-cash employee benefits and depreciation, depletion, amortization and accretion.  The cash cost for the Thompson Creek mine, which only produces molybdenum sulfide and HPM on site, includes an estimated molybdenum loss (sulfide to oxide), an allocation of roasting and packaging costs from the Langeloth facility, and transportation costs from the Thompson Creek mine to the Langeloth facility.

(3)  Other operations represent activities related to the roasting, processing, and upgrading of third-party concentrate and other metals at the Langeloth Facility and exclude product volumes and costs related to the roasting and processing of Thompson Creek mine and Endako mine concentrate. The Langeloth facility costs associated with roasting and processing of Thompson Creek mine and Endako mine concentrate are included in their respective operating results above.

Additional information on the Company’s financial position is available in Thompson Creek’s Quarterly Report on Form 10-Q for the period ended June 30, 2011, which was filed today on EDGAR (www.sec.gov) and SEDAR (www.sedar.com) and posted on the Company’s website (www.thompsoncreekmetals.com).

Conference Call and Webcast

Thompson Creek will hold a conference call for analysts and investors to discuss its 2011 second quarter and first half financial results on Tuesday, August 9, 2011 at 8:30 am Eastern Time.  Kevin Loughrey, Chairman and Chief Executive Officer, and Pamela Saxton, Chief Financial Officer and Vice President, will be available to answer questions during the call.

To participate in the call, please dial 1 (647) 427-7450 or 1 (888) 231-8191 about five minutes prior to the start of the call.  A live audio webcast of the conference call will be available at www.newswire.ca/en/webcast and www.thompsoncreekmetals.com.

An archived recording of the conference call will be available at 1 (416) 849-0833 or 1 (800) 642-1687 (access code 82077886 followed by the number sign) from 11:30 a.m. ET on August 9 to 11:59 p.m. ET on August 16.  An archived recording of the webcast will also be available at Thompson Creek’s website.

About Thompson Creek Metals Company Inc.

Thompson Creek Metals Company Inc. is a growing, diversified North American mining company.   The Company produces molybdenum at its 100%-owned Thompson Creek Mine in Idaho and Langeloth Metallurgical Facility in Pennsylvania and its 75%-owned Endako Mine in northern British Columbia.  The Company is also in the process of constructing the Mt. Milligan copper-gold mine in central British Columbia, which is expected to commence production in 2013.  The Company’s development projects include the Berg copper-molybdenum-silver property and the Davidson molybdenum property, both located in central British Columbia.  Thompson Creek has approximately 972 employees.  Its principal executive office is in Denver, Colorado and its Canadian administrative office is in Vancouver, British Columbia.  More information is available at www.thompsoncreekmetals.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this news release (including information incorporated by reference) are ‘‘forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and applicable Canadian securities legislation.  These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions.  Our forward looking statements include, without limitation: estimates of future capital expenditures and other cash needs for operations, including with respect to the Endako mill expansion and the development of Mt. Milligan, and expectations as to the funding thereof; statements as  to the projected development of the Endako mill expansion, Mt. Milligan and other projects, including expected production commencement dates; statements regarding future earnings, and the sensitivity of earnings to molybdenum prices; estimates of future production costs and other expenses for specific operations and on a consolidated basis; estimates of future mineral production and sales for specific operations and on a consolidated basis; estimates of mineral reserves and resources, including estimated mine life and annual production; estimates as to commodity prices; statements with respect to the future financial or operating performance of TCM or its subsidiaries and its projects; statements with respect to the costs and timing of future exploration projects and the development of new deposits including the Berg property and the Davidson property; projected synergies and costs associated with acquisitions and related matters; and statements as to TCM’s ability to achieve its expected growth strategy.

Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis.  However, our forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from future results expressed, projected or implied by those forward-looking statements.  Important factors that could cause actual results and events to differ from those described in such forward-looking statements can be found in the section entitled ‘‘Risk Factors’’ in Thompson Creek’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed on EDGAR at www.sec.gov and on SEDAR at www.sedar.com.  Although we have attempted to identify those factors that could cause actual results or events to differ from those described in such forward-looking statements, there may be other factors that cause results or events to differ from those anticipated, estimated or intended.  Many of these factors are beyond TCM’s ability to control or predict.  Given these uncertainties, the reader is cautioned not to place undue reliance on our forward-looking statements.  We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, please contact:

Pamela Solly Director, Investor Relations Thompson Creek Metals Company Inc. Tel: (303) 762-3526 psolly@tcrk.com	Christine Stewart Renmark Financial Communications Inc. Tel: (416) 644-2020 cstewart@renmarkfinancial.com

THOMPSON CREEK METALS COMPANY INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30,	December 31,
	2011	2010
	(in millions, except share data)
ASSETS
Current assets
Cash and cash equivalents	$560.4	$316.0
Accounts receivable—trade	93.3	63.3
Accounts receivable—related parties	11.6	10.0
Product inventory	86.7	75.5
Material and supplies inventory	34.3	31.5
Prepaid expense and other current assets	4.2	7.6
Income tax receivable	6.5	12.9
	797.0	516.8
Property, plant and equipment, net	1,990.3	1,696.1
Restricted cash	27.7	23.5
Reclamation deposits	24.5	24.7
Goodwill	47.0	47.0
Other assets	20.9	9.6
	$2,907.4	$2,317.7
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$121.3	$64.8
Income and mining taxes payable	3.5	3.7
Current portion of long-term debt	5.5	5.4
Deferred income tax liabilities	12.2	7.7
Other current liabilities	2.1	0.2
	144.6	81.8
Gold Stream deferred revenue	226.5	226.5
Long-term debt	363.7	16.6
Other liabilities	21.7	22.4
Asset retirement obligations	31.1	29.2
Common stock warrant derivatives	45.9	174.7
Deferred income tax liabilities	325.8	336.6
	1,159.3	887.8
Commitments and contingencies
Shareholders’ equity
Common stock, no-par, 167,810,072 and 165,189,873 shares issued and outstanding, as of June 30, 2011 and December 31, 2010, respectively	1,012.6	980.9
Additional paid-in capital	49.3	49.2
Retained earnings	592.2	346.5
Accumulated other comprehensive income	94.0	53.3
	1,748.1	1,429.9
	$2,907.4	$2,317.7

THOMPSON CREEK METALS COMPANY INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(in millions, except per share amounts)

REVENUES
Molybdenum sales	$186.2	$145.5	$388.6	$269.5
Tolling, calcining and other	4.7	2.9	9.0	6.7
Total revenues	190.9	148.4	397.6	276.2
COSTS AND EXPENSES
Cost of sales
Operating expenses	91.7	73.8	189.7	150.1
Depreciation, depletion and amortization	17.6	11.9	36.0	22.9
Total cost of sales	109.3	85.7	225.7	173.0
Selling and marketing	2.5	1.8	4.9	3.3
Accretion expense	0.4	0.4	0.9	0.8
General and administrative	6.4	7.3	14.3	13.1
Acquisition costs	—	1.1	—	1.1
Exploration	3.2	1.8	6.8	3.5
Total costs and expenses	121.8	98.1	252.6	194.8
OPERATING INCOME	69.1	50.3	145.0	81.4
OTHER (INCOME) AND EXPENSE
Change in fair value of common stock warrants	(60.4)	(74.8)	(126.4)	(50.3)
Gain on foreign exchange	(2.4)	(1.9)	(2.1)	(1.3)
Interest and finance fees, net	0.8	(0.4)	1.7	(0.3)
Other	(0.3)	(0.2)	(0.5)	(0.3)
Total other (income) and expense	(62.3)	(77.3)	(127.3)	(52.2)
Income before income and mining taxes	131.4	127.6	272.3	133.6
Income and mining tax expense	14.6	1.1	26.6	6.0
NET INCOME	$116.8	$126.5	$245.7	$127.6
NET INCOME PER SHARE
Basic	$0.70	$0.90	$1.48	$0.91
Diluted	$0.68	$0.87	$1.41	$0.86
Weighted average number of common shares
Basic	167.3	139.8	166.4	139.7
Diluted	172.3	145.4	174.7	147.6

THOMPSON CREEK METALS COMPANY INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(in millions)
OPERATING ACTIVITIES
Net income	$116.8	$126.5	$245.7	$127.6
Items not affecting cash:
Change in fair value of common stock warrants	(60.4)	(74.8)	(126.4)	(50.3)
Depreciation, depletion and amortization	17.6	11.9	36.0	22.9
Accretion expense	0.4	0.4	0.9	0.8
Amortization of finance fees	0.6	—	1.1	—
Stock-based compensation	2.1	1.7	3.9	4.2
Product inventory write-down	5.7	—	5.7	—
Deferred income tax benefit	(0.8)	(1.1)	(6.1)	(2.9)
Unrealized loss (gain) on derivative instruments	(0.5)	0.7	(0.5)	1.3
Change in working capital accounts	(27.9)	(24.1)	(30.1)	(36.8)
Cash generated by operating activities	53.6	41.2	130.2	66.8
INVESTING ACTIVITIES
Short-term investments	—	115.7	—	85.6
Capital expenditures	(155.2)	(71.1)	(248.1)	(90.5)
Restricted cash	(2.1)	(1.0)	(4.0)	(2.5)
Reclamation deposit	0.3	—	0.3	—
Cash generated by (used) in investing activities	(157.0)	43.6	(251.8)	(7.4)
FINANCING ACTIVITIES
Proceeds from issuance of common shares, net	20.4	0.1	25.8	2.1
Proceeds from senior unsecured note issuance, net	340.1	—	340.1	—
Debt issuance costs	(0.5)	—	(2.0)	—
Repayment of long-term debt	(1.3)	(0.9)	(2.8)	(2.4)
Cash generated by (used) financing activities	358.7	(0.8)	361.1	(0.3)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	2.0	(4.4)	4.9	(2.0)
INCREASE IN CASH AND CASH EQUIVALENTS	257.3	79.6	244.4	57.1
Cash and cash equivalents, beginning of period	303.1	136.0	316.0	158.5
Cash and cash equivalents, end of period	$560.4	$215.6	560.4	$215.6